UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CVR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1512186
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2277 Plaza Drive, Suite 500 Sugar Land, Texas	77479
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered:
Series A Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Securities To Be Registered.

In connection with the Transaction Agreement among the Company, IEP Energy LLC (the “Offeror”), and each of the other parties listed on the signature pages thereto, each of whom is an affiliate of the Offeror, and Carl C. Icahn, dated April 18, 2012 (the “Transaction Agreement”), the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), entered into Amendment No. 1, dated as of April 18, 2012 (the “Amendment”), to the Rights Agreement, dated as of January 13, 2012, between the Company and the Rights Agent (the “Rights Agreement”).

The Amendment amends Section 1 of the Rights Agreement to provide that neither the Offeror nor any of its affiliates shall be deemed to be an Acquiring Person under the terms of the Rights Agreement solely by virtue of the approval, execution, delivery or performance of the Transaction Agreement or any of the transactions contemplated thereby or the public announcement of any of the foregoing.

The Amendment further amends the definitions of “Stock Acquisition Date” and “Distribution Date” contained in Section 1 and Section 3, respectively, to specify that a “Stock Acquisition Date” or a “Distribution Date” shall not be deemed to have occurred solely by virtue of the approval, execution, delivery or performance of the Transaction Agreement or any of the transactions contemplated thereby or the public announcement of any of the foregoing.

The Amendment also amends Section 7(e) of the Rights Agreement to specify that the Rights will expire at the time the Offer Closing (as such term is defined in the Transaction Agreement) occurs.

The description of the Amendment above does not purport to describe all of the terms of the Amendment, and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on April 18, 2012 and is incorporated herein by reference.

Item 2.	Exhibits.

4.1	Amendment No. 1, dated as of April 18, 2012, to the Rights Agreement, dated as of January 13, 2012, between CVR Energy, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed on April 19, 2012).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 18, 2012

CVR ENERGY, INC.

By:	/s/ JOHN J. LIPINSKI
John J. Lipinski
Chairman of the Board,
Chief Executive Officer and President